EXHIBIT 11

               STATEMENT REGARDING CALCULATION OF EARNINGS PER SHARE



                                                 For the Three               For the Six
                                                  Months Ended               Months Ended
                                                   March 31,                  March 31,
                                         -------------------------------------------------------
                                           1997              1996         1997         1996
                                         -------------------------------------------------------
                                            (Dollars in thousands        (Dollars in thousands
                                             except earnings per             except earnings
                                                    share)                     per share)
Weighted average common shares
  outstanding                             2,780,559       3,415,910     2,850,740      3,545,926
Common stock equivalent shares on stock
  options                                   174,676         116,214       158,201        109,897
                                        --------------------------------------------------------
Weighted average common and common
  equivalent shares                       2,955,235        3,532,124    3,008,941      3,655,823


Net earnings                            $       725              460        1,447            881
                                        ========================================================

Earnings per common and common
equivalent shares:                      $      0.25             0.13         0.48           0.24
                                        ========================================================


Earnings per share of common stock for the three and six months ended March 31, 1997, and 1996, have been determined by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options are regarded as common stock equivalents computed using the treasury stock method. Shares acquired by the employee stock benefit plans are not considered in the weighted average shares outstanding until shares are committed to be released to an employee's individual account or have been earned. The difference between primary and fully diluted earnings per share is not material.